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Exhibit 21.1

PROS Holdings, Inc.
List of Subsidiaries

PROS Revenue I, LLC—Delaware
PROS Revenue II, LLC—Delaware
PROS Revenue Management, L.P.—Delaware

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PROS Holdings, Inc. List of Subsidiaries